EXHIBIT 3(i)(h)

FILED
in the office of the Secretary of State of the State of California APR 24 2007
A0660194

CERTIFICATE OF AMENDMENT OF ARTICLES OF INCORPORATION

S3 INVESTMENT COMPANY, INC.

The undersigned certify that:

1. They are the president and the secretary, respectively, of S3 Investment Company, Inc., a California corporation.

2. Article IV Section 1 of the Articles of Incorporation of this corporation hereby reads as follows:

The authorized capital stock of the Corporation is One Hundred Sixty Six Million (166,000,000), of which Sixty Six Million (66,000,000) shares with a par value of $.001 par share, shall be designated, “Common Stock,” and of which One Hundred Million (100,000,000) shares with a par value of $.001 per share, shall be designated “Preferred Stock”.

2. Article IV Section 1 of the Articles of Incorporation of this corporation is amended to read as follows:

The authorized capital stock of the Corporation is Six Hundred Million (600,000,000), of which Five Hundred Million (500,000,000) shares with a par value of $.001 par share, shall be designated, “Common Stock,” and of which One Hundred Million (100,000,000) shares with a par value of $.001 per share, shall be designated “Preferred Stock”.

3. The foregoing amendment of Articles of Incorporation has been duly approved by the board of directors.

4. The foregoing amendment of Articles of Incorporation has been duly approved by the required vote of shareholders in accordance with Section 902, California Corporations Code.  The total number of outstanding shares of the corporation is Sixty Six Million Shares of Common Stock, Twelve Million Shares of Series B Preferred Stock and One Million Shares of Series C Preferred Stock.  The number of shares voting in favor of the amendment equaled or exceeded the vote required.  The percentage vote required was more than fifty percent (50%) of all outstanding shares, and more than 50% of the outstanding shares of Common Stock, voting separately.

We further declare under penalty of perjury under the laws of the State of California that the matters set forth in this certificate are true and correct of our own knowledge.

DATE: April 16, 2007

                                           S3 INVESTMENT COMPANY, INC.

                                           By: /s/ James Bickel

                                                 James Bickel, President

                                           By: /s/ Bruce Ruberg

                         Bruce Ruberg, Secretary